Exhibit 99.1

Hawthorn Bancshares Reports 2010 Financial Results

LEE’S SUMMIT, Mo., March 30, 2011 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported financial results for the Company, and its main operating subsidiary, Hawthorn Bank, for the year ended December 31, 2010.

The Company reported a net loss per diluted common share of $1.24 for the year ended December 31, 2010 compared to positive earnings per common share of $0.66 for 2009. Income available to common shareholders was a net loss of $5.5 million for 2010 compared to a net profit of $3.0 million for 2009. Operating results for 2010 were largely impacted by the $8.6 million and $6.9 million increases in other real estate expenses and loan loss provisions, respectively.

Commenting on the Company’s performance, Chairman & CEO David T. Turner said “The core performance of Hawthorn – what we earn accumulating deposits and using those raw materials to make loans and other investments, along with fee income, minus our expenses – remains strong and has even improved over the last two years. However, the loan loss provision needed to maintain a strong reserve for loan losses and significant other real estate owned mark to market valuation adjustments based on current appraised values have more than offset 2010 core earnings.”

Operating Results

Net Interest Income
Net interest income increased 5.9% to $43.0 million from $40.6 million. This was due largely to increasing the 2010 net interest margin to 3.78% from 2009’s margin of 3.50% despite a 2.2% decrease in average interest earning assets. The higher net interest margin is primarily the result of interest bearing liabilities repricing quicker than interest bearing assets.

Loan-Loss Reserve
Hawthorn’s level of non-performing loans increased to 6.27% of total loans at year-end 2010, up from 4.27% at year-end 2009. As a result, the Company provided an additional $15.3 million to the allowance for loan losses in 2010, compared to $8.4 million in 2009. The total allowance at year-end 2010 was $14.6 million, or 1.62% of outstanding loans and 25.87% of nonperforming loans. This compares to an allowance of $14.8 million, or 1.49% of outstanding loans and 34.94% of nonperforming loans as of year-end 2009. Net charge-offs for 2010 were $15.5 million, compared with $6.2 million in 2009.

Regarding asset quality, Chairman & CEO Turner said “The economic downturn and elevated unemployment rates in our market areas have impaired the ability for some of our customers to make payments in accordance with contractual terms. When a borrower’s cash flow ability is diminished, Hawthorn has taken an active approach to obtain current appraisals so that market valuations can be used to calculate probable losses.” Mr. Turner added, “Although I’m disappointed by the increased credit losses incurred this year and the elevated level of non-performing loans, we are working diligently to limit future losses, as well as identify and resolve credit issues in a timely manner. These efforts are evidenced in the volume of foreclosures and gross loan charge-offs realized during 2010. Loans taken into foreclosure during 2010 totaled $23.7 million and gross charge-offs were $16.2 million during the same period. Comparatively, transfers to other real estate during 2009 totaled $7.0 million and gross charge-offs were $6.8 million.”

Non-Interest Income and Expense
Non-interest income was $10.5 million in 2010, compared to $11.3 million in 2009. The decrease is attributed primarily to slower refinancing activity in our residential real estate portfolio and lower service charge income on deposit accounts. Non-interest expense was $44.9 million in 2010, compared to $36.7 million in 2009. The increase is largely attributed to an $8.6 million increase in foreclosure expenses and valuation adjustments related to recording other real estate owned properties at fair value based on current appraisals.

Financial Condition
Total assets of $1.2 billion decreased 2.9% as of December 31, 2010, compared to 2009. Loans, net of allowance for loan losses, decreased 9.5% to $883.9 million. A significant portion of the decline in the loan portfolio resulted from transfers to foreclosed assets and gross loan charge-offs which accounted for $23.7 million and $16.2 million, respectively. Investment securities increased 17.0% to $179.0 million. Total deposits decreased 1.0% to $946.7 million. Common equity capital decreased 8.5% to $72.6 million. At 17.05% of total assets, total risk based capital far exceeded regulatory requirements.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	December 31, 2010	December 31, 2009

Loans, net of allowance for loan losses	$883,907,596	$976,817,458
Investment securities	178,977,550	152,926,685
Total assets	1,200,172,204	1,236,470,554
Deposits	946,662,656	956,322,797
Common stockholders’ equity	72,647,069	79,406,515
Total stockholders’ equity	101,488,311	107,771,283
	Year Ended	Year Ended
Statement of operations:	December 31, 2010	December 31, 2009

Total interest income	$58,738,680	$63,562,618
Total interest expense	15,752,502	22,974,226

Net interest income	42,986,178	40,588,392
Provision for loan losses	15,255,000	8,354,000
Noninterest income	10,480,718	10,702,149
Investment securities gains, net		605,716
Noninterest expense	44,850,449	36,730,380

Pre-tax income (loss)	(6,638,553)	6,811,877
Income taxes	(3,086,813)	(1,856,120)

Net income (loss)	(3,551,740)	4,955,757
Preferred stock dividends	1,989,224	1,993,426

Net income (loss) available to common shareholders	(5,540,964)	2,962,331

Key financial ratios:	December 31, 2010	December 31, 2009

Return (loss) on average assets	(0.29%)	0.39%
Return (loss) on average equity	(6.86%)	3.71%
Allowance for loan losses to total loans	1.62%	1.49%
Nonperforming loans to total loans	6.27%	4.27%
Nonperforming assets to loans and foreclosed assets	7.71%	5.08%
Allowance for loan losses to nonperforming loans	25.87%	34.94%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.